SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C. 20549

              __________________________________

                           FORM 8-A

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES EXCHANGE ACT OF 1934

               CONSOLIDATED NATURAL GAS COMPANY
    (Exact name of registrant as specified in its charter)


          DELAWARE                           13-0596475
(State or other jurisdiction of           (I.R.S. Employer
 incorporation or organization)           Identification No.)


                CNG Tower, 625 Liberty Avenue,
              Pittsburgh, Pennsylvania 15222-3199
           (Address of principal executive offices)

            SECURITIES TO BE REGISTERED PURSUANT TO
                   SECTION 12(b) OF THE ACT

Title of each class           Name of each exchange on which
 to be registered             each class is to be registered

6-5/8% Debentures                New York Stock Exchange
Due December 1, 2008

          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.
[X]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruc-tion A.(c)(2), please check the following box. [ ]

            SECURITIES TO BE REGISTERED PURSUANT TO
                   SECTION 12(g) OF THE ACT

                             None
                       (Title of class)



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                                    -2-



Item 1.     Description of Registrant's Securities to be
            Registered.

            The title of the securities registered hereby is 6-5/8% Debentures Due December 1, 2008. The descrip-tion of such securities is hereby incorporated by reference to the material set forth under the cap-tions (i) "Supplemental Description of the New Deben-tures" in the Prospectus Supplement dated
            December 10, 1996 ("Prospectus Supplement") to the Prospectus dated March 14, 1995 ("Prospectus") and
            (ii) "Certain Terms and Descriptions of Debt Securi-ties and Indenture" in the Prospectus which consti-tutes a part of the Registration Statement on Form S-3, File No. 33-52585, filed under the Securities Act of 1933, as amended (the "Act"). The Prospectus and Prospectus Supplement were filed with the Commis-sion via EDGAR pursuant to Rule 424(b) under the Act on December 11, 1996 and are hereby incorporated by reference.

Item 2.     Exhibits.

            1 Indenture, dated as of April 1, 1995, between the Registrant and United States Trust Company of New York, as Trustee, which is incorporated by reference herein from the Registration State-ment on Form 8-A filed by the Registrant on April 21, 1995.

            2 Securities Resolution No. 3 of the Registrant, dated as of December 10, 1996, which establishes the terms of the Debentures.

















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                                 SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    CONSOLIDATED NATURAL GAS COMPANY
                                       (Registrant)



                                    By: /s/ D. M. Westfall
                                          ----------------------------
                                          D. M. Westfall
                                          Senior Vice President
                                           and Chief Financial Officer

Dated:  December 11, 1996































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                               EXHIBIT INDEX



Exhibit No.                         Description

   1                   Indenture, dated as of April 1, 1995,
                        between the Registrant and United States
                        Trust Company of New York, as Trustee,
                        which is incorporated by reference herein from the Registration Statement on Form 8-A filed by the Registrant on April 21, 1995.

   2                   Securities Resolution No. 3 of the Regis-
                        trant, dated as of December 10, 1996, which establishes the terms of the Debentures.